Exhibit 5.1

200 East Randolph Drive Chicago, Illinois 60601 312 861-2000 www.kirkland.com February 13, 2009	Facsimile: 312 861-2200
NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
Ladies and Gentlemen:
     We are acting as special counsel to NRG Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on or about February [•], 2009 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company and certain of the Company’s direct and indirect subsidiaries which are co-registrants thereto (the “Co-Registrants” and together with the Company, the “Registrants”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of an unspecified amount of the following securities: (i) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”); (ii) one or more series of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”); (iii) one or more series of senior or subordinated debt securities of the Company, which may be guaranteed by one or more of the Company or the Co-Registrants (the “Debt Securities,” and together with the Common Stock and Preferred Stock, the “Securities”).
     You have advised us that the Debt Securities will be issued under the indenture filed as an exhibit to the Registration Statement (as amended or supplemented from time to time, the “Indenture”), entered between the Company and Law Debenture Trust Company of New York, as trustee (together with any successor trustee, the “Trustee”), dated February 2, 2006.
     In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Registrants, (ii) certain resolutions adopted by the Board of Directors of the Company relating to the registration of the Securities and related matters, (iii) the Registration Statement and the exhibits thereto, (iv) a specimen certificate evidencing the Common Stock, and (v) the Indenture.

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NRG Energy, Inc.
February 13, 2009

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Registrants.
     We have also assumed that:
     (i) the Registration Statement will have become effective and comply with all applicable laws;
     (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement;
     (iii) a prospectus supplement or term sheet (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws;
     (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement;
     (v) the Securities will be issued and sold in the form and containing the terms set forth in the Registration Statement, the appropriate Prospectus Supplement and the relevant Governing Document;
     (vi) the Securities offered or issued as well as the terms of the Indenture, as executed and delivered, do not and will not violate any law applicable to applicable Registrant or result in a default under or breach of any agreement or instrument binding upon the applicable Registrant;

NRG Energy, Inc.
February 13, 2009

     (vii) the applicable Registrant will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Securities being offered and to execute and deliver the Indenture;
     (viii) the Securities offered or issued as well as the terms of the Indenture, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the applicable Registrant, whether imposed by any court or governmental or regulatory body having jurisdiction over the applicable Registrant;
     (ix) a definitive purchase, underwriting, or similar agreement (each, a “Purchase Agreement”) with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and
     (x) any Securities issuable upon conversion, exchange, or exercise of any Security being offered or issued will be duly authorized, created, and, if appropriate, reserved for issuance upon such conversion, exchange, or exercise.
     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:
     (1) Debt Securities. When, as and if (i) the terms of any particular series of Debt Securities have been duly authorized and duly established in accordance with the Indenture and applicable law, (ii) the appropriate corporate or organizational action has been taken to authorize the form, terms, execution and delivery of such Debt Securities (and any required amendment or supplement to the Indenture), and (iii) the applicable Debt Securities have been duly executed, attested, issued and delivered by duly authorized officers against payment in accordance with such authorization, the Indenture, the applicable Purchase Agreement and applicable law and authenticated by the Trustee, such Debt Securities (including any Debt Securities duly executed and delivered upon the exchange or conversion of Debt Securities that are exchangeable or convertible into another series of Debt Securities) will constitute valid and binding obligations of the Company and, as applicable, any Co-Registrant delivering a guarantee, enforceable against the Company in accordance with their terms.
     (2) Preferred Stock. With respect to the shares of any series of Preferred Stock (the “Offered Preferred Stock”), when, as and if (i) the Board of Directors, have taken all necessary corporate action, including the adoption of a Certificate of Designations to the Certificate of

NRG Energy, Inc.
February 13, 2009

Incorporation for the Offered Preferred Stock (the “Certificate of Designation”) in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”) and the filing of the Certificate of Designation with the Secretary of State of the State of Delaware has duly occurred; (ii) the terms of the Offered Preferred Stock and of their issuance and sale have been duly established in conformity with the Certificate of Incorporation as the Certificate of Incorporation exists at the time of issuance, including the Certificate of Designation relating to the Offered Preferred Stock, and the Bylaws of the Company, as the Bylaws exist at the time of issuance, so as not to violate any applicable law, the Certificate of Incorporation or the Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iii) certificates in the form required under the DGCL representing the shares of the Offered Preferred Stock are duly executed, countersigned, registered and delivered upon payment of the agreed-upon consideration therefor, such shares of the Offered Preferred Stock (including any Preferred Stock duly issued upon conversion, exchange or exercise of any Debt Securities or Preferred Stock), when issued or sold in accordance with the applicable Purchase Agreement or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be duly authorized, validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per share of Preferred Stock.
     (3) Common Stock. With respect to the shares of Common Stock (the “Offered Common Stock”), when, as and if (i) the terms of the Offered Common Stock and of their issuance and sale have been duly established in conformity with the Certificate of Incorporation as the Certificate of Incorporation exists at the time of issuance, and the Bylaws of the Company, as the Bylaws exist at the time of issuance, so as not to violate any applicable law, the Certificate of Incorporation or the Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (ii) certificates in the form required under the DGCL representing the shares of the Offered Common Stock are duly executed, countersigned, registered and delivered upon payment of the agreed-upon consideration therefor, such shares of the Common Stock (including any Common Stock duly issued upon conversion, exchange or exercise of any Debt Securities or Preferred Stock), when issued or sold in accordance with the applicable underwriting agreement or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be duly authorized, validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per share of Common Stock.

NRG Energy, Inc.
February 13, 2009

     Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally (including, without limitation, Sections 547 and 548 of the United States Bankruptcy Code and Article 10 of the New York Debtor and Creditor Law), (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the federal securities laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.
     We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) restrictions upon non-written modifications and waivers; (xii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xiii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiv) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty. In addition, we express no opinion with respect to (i) whether acceleration of the Debt Securities may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon, (ii) compliance with laws relating to permissible rates of interest or (iii) the creation, validity, perfection or priority of any security interest or lien.
     To the extent that the obligations of a Registrant under the Indenture may be dependent on such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the

NRG Energy, Inc.
February 13, 2009

     Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligations of such Trustee, enforceable against such Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee, under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Securities.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present federal securities laws, laws of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP